UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2006

_______________________

PRG-SCHULTZ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
_________________________

Georgia	000-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339-5949
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (770) 779-3900

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice Of Delisting Or Failure To Satisfy A Continued Listing Rule Or Standard, Transfer Of Listing.

On May 17, 2006, PRG-Schultz International, Inc. (the "Company") received a notice from the Nasdaq Stock Market indicating that it was not in compliance with Nasdaq Marketplace Rule 4310(c)(14), as a result of its failure, as of May 15, 2006, to file a complete Report on Form 10-Q for the quarter ended March 31, 2006 with the Securities and Exchange Commission. The Company filed its Report on Form 10-Q with the Securities and Exchange Commission on May 18, 2006, and received a letter from the Nasdaq Stock Market on May 19, 2006 stating that, based on this filing, the Company is now in compliance with Marketplace Rule 4310(c)(14).

Item 3.02 Unregistered Sales of Equity Securities.

As of May 22, 2006, since April 25, 2006, holders of the Company’s 9.0% Senior Series A Convertible Participating Preferred Stock (the “Series A Preferred”) have converted a total of 1,510 shares of the Series A Preferred into an aggregate of 637,975 shares of the Company’s common stock, as described in the table below.

Date of Conversion	Number of Shares of Series A Preferred Stock Converted	Number of Shares of Common Stock Issued Upon Conversion
May 8, 2006	1,500	633,750
May 17, 2006	10	4,225
Total:	1,510	637,975

The Series A Preferred Stock above was converted at the current conversion ratio under the terms of the Series A Preferred Stock, which is 422.5 shares of common stock per one share ($120 liquidation preference) of Series A Preferred No fractional shares were issued.

The shares of common stock above were issued solely to holders of the Series A Preferred Stock upon conversion of the Series A Preferred Stock pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. Section 3(a)(9) is available because the shares of common stock were exchanged by the Company with its existing security holders exclusively, and no commission or other remuneration was paid or given directly or indirectly for soliciting such an exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, PRG-Schultz International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-SCHULTZ INTERNATIONAL, INC.

Date: May 23, 2006	By: /s/ Victor A. Allums
Victor A. Allums
Senior Vice President